EXHIBIT 99.1
PRESS RELEASE

For Immediate Release

Date:	February 16, 2006
Contact:	Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
InvestorRelations@RedLion.com
or
CCG Investor Relations
Crocker Coulson, President
(310) 231-8600 ext 103
crocker.coulson@ccgir.com

Red Lion Hotels Corporation Reports Fourth Quarter and Year-End Results
RevPar and EBITDA Continue to Grow
SPOKANE, WA, February 16, 2006 — Red Lion Hotels Corporation (NYSE:RLH) today announced results for the fourth quarter and the year ended December 31, 2005.
Key Fourth Quarter Results
•	RevPAR at system-wide hotels increased 4.7%

•	Revenues from continuing operations were $38.1 million

•	Net loss from continuing operations was $1.7 million

•	Net loss applicable to common shareholders was $0.9 million

•	EBITDA from continuing operations increased 26.6%, to $3.8 million
Key Fiscal Year Results
•	RevPAR at system-wide hotels increased 5.6%

•	Revenues from continuing operations increased to $165.0 million

•	Net loss from continuing operations was $1.1 million

•	Net income applicable to common shareholders was $4.5 million

•	EBITDA from continuing operations increased 5.9%, to $23.9 million

•	Completed the sale of $52.8 million of non-core real estate in 2005, with an additional $5.3 million in January 2006

•	Initiated renovation program for all continuing owned and leased hotels

•	Changed the company name to Red Lion Hotels Corporation and launched new brand image

Arthur M. Coffey, President and CEO of Red Lion Hotels, commenting on the results, said, “In 2005 we improved our technology infrastructure, introduced our revitalized brand image and announced an aggressive five-year growth campaign to double to 100 the number of markets in which Red Lion has a presence. We also completed the sale of seven hotels and our Crescent Court office and retail center, and used the proceeds to begin our renovation program at company-owned and leased hotels. The financial results from the fourth quarter reflect the positive impact of these efforts. The successful implementation of our strategies in 2005 has created momentum on which we plan to capitalize as we approach our busy season in 2006.”
Financial Results
Fourth Quarter:
The company’s total revenues from continuing operations during the quarter were $38.1 million, down 0.7% from the same quarter of 2004. Revenues increased in all segments except for the entertainment division, which experienced a decline.
Revenues in the hotel segment were up 2.0% to $33.3 million. This increase was due to a 5.1% increase in RevPAR (revenue per available room), which was partially offset by a decline in food and beverage revenue. Franchise and management revenues increased 13.9% to $0.6 million due to increases in system-wide (hotels owned, leased, managed and franchised for at least one year) RevPAR and more franchise agreements on a comparable basis. Revenues in the real estate segment were $1.3 million, up 7.2%. Revenues in the entertainment segment decreased $1.1 million or 29.5%. During the quarter, the entertainment division presented a six week “net” production of Disney’s The Lion King, for which it received commissions for tickets sold and other fees, and incurred only limited expenses associated with this show. Comparatively, the entertainment division generated substantially less revenue but substantially more profit on The Lion King than it did on the two shows it presented on a “gross” basis in the fourth quarter of 2004, for which it realized all the revenues but also incurred all the expenses.
EBITDA from continuing operations was $3.8 million, up 26.6% from the same quarter of 2004, reflecting improved profit margins in the hotel and the entertainment divisions. Net loss from continuing operations improved to $1.7 million, compared to a loss of $2.2 million in the same quarter last year. Net loss applicable to common shareholders improved to $0.9 million, or $(0.07) per fully diluted share, compared to a loss of $8.2 million, or $(0.63) per fully diluted share, in the same quarter last year. In the fourth quarter of 2005, net loss applicable to common shareholders included a $1.0 million net after-tax gain from the sale and impairment of non-core real estate. In the fourth quarter of 2004, net loss applicable to common shareholders included a $5.8 million net after-tax loss from impairment of non-core assets identified for disposition.
2005 Fiscal Year:
The company’s total revenues from continuing operations for the year ended December 31, 2005 were $165.0 million, up 1.2% from last year. EBITDA from continuing operations increased 5.9%, to $23.9 million. Net loss from continuing operations was $1.1 million, compared to a loss of $0.9 million last year. Net income applicable to common shareholders was $4.5 million, or $0.34 per fully diluted share, compared to a loss of $6.7 million, or $(0.51) per fully diluted share last year. Net income applicable to common shareholders for the year ended December 31, 2005 included a $3.7 million net after-tax gain from the sale and impairment of non-core real estate. For the year ended December 31, 2004, net loss applicable to common shareholders included a $5.8 million net after-tax loss from impairment of non-core assets identified for disposition. Net income was also negatively impacted by increased depreciation in 2005 associated with the company’s renovation program.

Hotel Operations
Fourth Quarter:
In the fourth quarter of 2005, RevPAR for comparable system-wide hotels increased 4.7% over the same quarter of the previous year, to $37.64. This increase was the result of a 4.8% increase in ADR (average daily rate) to $71.96. Average occupancy was relatively unchanged during the quarter.
Hotel revenues from continuing operations increased 2%, to $33.3 million. This was due to a 5.1% increase in RevPAR, partially offset by a decline in food and beverage revenue. The increase in RevPAR was driven by a 5.0% increase in ADR, and includes the negative impact of renovation displacement. Occupancy was essentially unchanged. It should be noted that the company does not reduce the number of available rooms to reflect rooms out of service due to renovations. Hotel operating expenses decreased 1.0%, to $28.6 million. Hotel gross margin improved to 14.2%, compared to 11.6% in the fourth quarter of 2004.
“Although we experienced some displacement of revenues from rooms being out-of-service for renovation in the fourth quarter of 2005, we produced growth in RevPAR, marking the ninth consecutive quarter of RevPAR growth,” commented John Taffin, Executive Vice President, Hotel Operations. “The period from November through March is typically the slowest travel period of the year, so we plan to complete the majority of our renovations during this time. I am encouraged by the RevPAR growth for the hotels that have completed room renovations so far, and look forward to a positive impact from our renovation program during our peak season later this year.”
Fiscal Year 2005:
For 2005, RevPAR for comparable system-wide hotels increased 5.6% over the previous year, to $44.45. This increase was the result of a 3.4% increase in ADR to $73.93. Average occupancy increased 1.3 points in 2005, to 60.1%.
Hotel revenues from continuing operations increased in 2005 by 2.6%, to $146.1 million. This was due to a 5.9% increase in RevPAR, partially offset by a decline in food and beverage revenue. The increase in RevPAR was driven by a 3.4% increase in ADR and a 1.4 point increase in average occupancy, and includes the negative impact of renovation displacement.
Capital Reinvestment Program and Renovation Update
In the fourth quarter, the company substantially completed room renovations at the Red Lion Hotel Seattle Airport in Washington, Red Lion Hotel Boise Downtowner in Idaho and the Red Lion Hotel Kelso in Washington. RevPAR at these hotels in the fourth quarter increased 14.5% in the aggregate, driven by an increase of 9.4% in ADR and a 2.7 point increase in occupancy.
In the fourth quarter, the company commenced renovations at the majority of its hotels. Currently, rooms at 21 of the company’s 31 continuing owned and leased hotels have been substantially completed or are in active renovation. The balance of the company’s room renovation plan is expected to be completed by mid-2006. Upon completion of the renovation program, Red Lion will enter the peak travel season equipped with a strong network of upgraded hotels.

Highlights and Recent Events
In September 2005, the company changed its name to Red Lion Hotels Corporation (NYSE: RLH) to convey its focus on the Red Lion brand. The company also launched its new Red Lion brand image, new website and adopted a new corporate logo, which may be viewed at www.redlion.com/graphics.
Also in September 2005, the company announced that it was initiating a growth strategy to double to 100 the number of primary and secondary markets in which Red Lion has a presence, including the cities of San Francisco, Phoenix, Los Angeles, Minneapolis, Dallas, Chicago, Albuquerque, Tucson and Colorado Springs.
In the fourth quarter, the company completed the sale of the Red Lion Hotel Yakima Gateway and the Crescent Court office and retail center. In January 2006, the company completed the sale of the Red Lion Hotel Hillsboro and the Executive Court portion of the WestCoast Ridpath Hotel. To date, closings under the Company’s property disposition plan have yielded aggregate gross proceeds of approximately $58.3 million, and have resulted in the payoff of approximately $18.1 million in debt. The company continues to actively market the remaining three hotels originally identified for disposition.
On February 8, 2006, the company announced the issuance of 135,344 shares of its common stock in exchange for the operating partnership units originally issued by Red Lion Hotels Limited Partnership to the contributor of the WestCoast Ridpath Hotel. The company has agreed to register for public resale the common stock it issued in this exchange. The company expects dilution from issuance of this stock to be partially offset by a reduction in the minority interest for Red Lion Hotels Limited Partnership. The company does not expect that the issuance of this stock will materially affect its per share operating results.
On February 15, 2006, the company announced that William “Bill” Heaney was promoted from Vice President, Sales to Vice President, Brand Development. After a national search, the company decided that Mr. Heaney’s extensive experience with the company and its existing franchisees, together with his experience as a spokesman at conferences and other events attended by prospective franchisees made him most qualified for the job. Mr. Heaney has already assumed his new role, but he will continue to oversee the company’s sales efforts until his former position has been filled. Mr. Heaney is also expected to play a key role in the search to fill that position.
“We are dedicating our time, talent and resources to the continued success and growth of the Red Lion brand. Our accomplishments thus far represent the initial steps in our overall growth strategy. In 2006, we will complete our renovation plan and continue with our expansion program. I am confident that in the long term the hard work that is going into our renovation program and other initiatives will make Red Lion a preferred hotel brand for guests, owners and investors,” Coffey concluded.

Conference Call
The company will host a conference call at 11:00 a.m. PDT (2:00 p.m. EDT) on Thursday, February 16, 2006 to discuss earnings for the fourth quarter and fiscal year ended December 31, 2005. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 762-6067. International callers should dial (480) 629-9556. There is no pass code required for this call. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties at www.redlion.com, in the Investor Relations portion of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 2:30 p.m. PDT on February 16, 2006 through March 2, 2006 at (800) 475-6701 or (320) 365-3844 (International) access code — 817648. The replay will also be available shortly after the call on the Red Lion website for 90 days.
About Red Lion Hotels Corporation
Red Lion Hotels Corporation (NYSE: RLH) is a hospitality and leisure company primarily engaged in the ownership, management, development and franchising of upper mid-scale, full service hotels under its Red Lion® brand. As of December 31, 2005 the RLH hotel network was comprised of 64 hotels located in 11 states and one Canadian province, with more than 11,330 rooms and 550,929 square feet of meeting space. The company also operates an entertainment and event ticket distribution business and a real estate business that develops, manages and brokers sales and leases of commercial real estate. The company is headquartered in Spokane, WA. For more information, please visit our website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property and managing and leasing properties owned by third parties; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the 2004 fiscal year and in other documents filed by the company with the Securities and Exchange Commission.
# # #

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended December 31,
	2005	2004	$ Change	% Change

Revenue:
Hotels	$33,339	$32,698	$641	2.0%
Franchise and management	632	555	77	13.9%
Entertainment	2,581	3,663	(1,082)	-29.5%
Real estate	1,335	1,245	90	7.2%
Other	259	243	16	6.6%

Total revenues	38,146	38,404	(258)	-0.7%

Operating expenses:
Hotels	28,593	28,891	(298)	-1.0%
Franchise and management	229	298	(69)	-23.2%
Entertainment	1,999	3,455	(1,456)	-42.1%
Real estate	1,011	806	205	25.4%
Other	233	208	25	12.0%
Depreciation and amortization	3,057	2,807	250	8.9%
Hotel facility and land lease	1,719	1,712	7	0.4%
Gain on asset dispositions, net	(183)	(619)	436	70.4%
Undistributed corporate expenses	1,002	968	34	3.5%

Total expenses	37,660	38,526	(866)	-2.2%

Operating income (loss)	486	(122)	608	498.4%

Other income (expense):
Interest expense	(3,546)	(3,664)	118	3.2%
Minority interest in partnerships, net	(61)	236	(297)	-125.8%
Other income, net	355	110	245	222.7%

Loss from continuing operations before income taxes	(2,766)	(3,440)	674	19.6%

Income tax benefit	(1,029)	(1,287)	258	20.0%

Net loss from continuing operations	(1,737)	(2,153)	416	19.3%

Discontinued operations:
Loss from operations of discontinued business units, net of income tax benefit of $75 and $170	(136)	(317)	181	57.1%
Net gain (loss) on disposal of discontinued business units,
net of income tax expense (benefit) of $526 and $(3,107)	1,000	(5,770)	6,770	117.3%

Income (loss) from discontinued operations	864	(6,087)	6,951	114.2%

Net loss and loss applicable to common shareholders	$(873)	$(8,240)	$7,367	89.4%

EBITDA (1)	$5,306	$(5,496)	$10,802	196.5%
EBITDA as a percentage of revenues (2)	12.6%	-12.4%

EBITDA from continuing operations (1)	$3,837	$3,031	$806	26.6%
EBITDA from continuing operations as a percentage of revenues (2)	10.1%	7.9%

(1)	The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (or loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $42,016,000 and $44,349,000 for the three months ended December 31, 2005 and 2004, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Three months ended December 31,
	2005	2004

Earnings per common share:
Basic
Loss applicable to common shareholders before discontinued operations (1)	$(0.13)	$(0.16)
Income (loss) from discontinued operations	0.06	(0.47)

Loss applicable to common shareholders	$(0.07)	$(0.63)

Diluted
Loss applicable to common shareholders before discontinued operations (1)	$(0.13)	$(0.16)
Income (loss) on discontinued operations	0.06	(0.47)

Loss applicable to common shareholders	$(0.07)	$(0.63)

Weighted average shares — basic	13,129	13,069

Weighted average shares — diluted (2)	13,129	13,069

Key Comparable Hotel Statistics:	Three months ended December 31,
	2005	2004	$ Change	% Change

System-wide (owned, leased, managed and franchised) (3)

Average occupancy(4)	52.3%	52.3%
ADR(5)	$71.96	$68.69	$3.27	4.8%
RevPAR(6)	$37.64	$35.95	$1.69	4.7%

(1)	The net income used to calculate the net earnings per share applicable to common shareholders before discontinued operations includes all dividends on the retired cumulative preferred shares if applicable for the period presented.

(2)	For the three months ended December 31, 2005 and 2004, all of the 1,219,520 and 1,083,938 outstanding options to purchase common shares were considered anti-dilutive. In addition, all of the 286,161 convertible operating partnership (“OP”) units were considered anti-dilutive and are not therefore included in the calculation of diluted weighted average shares for both those same periods.

(3)	Includes all hotels owned, leased, managed and franchised for greater than one year by Red Lion Hotels Corporation. No adjustment has been made for hotels classified as discontinued operations.

(4)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period. (5) Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(6)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Year ended December 31,
	2005	2004	$ Change	% Change

Revenue:
Hotels	$146,125	$142,424	$3,701	2.6%
Franchise and management	2,860	2,575	285	11.1%
Entertainment	9,827	11,615	(1,788)	-15.4%
Real estate	5,045	5,416	(371)	-6.9%
Other	1,191	1,113	78	7.0%

Total revenues	165,048	163,143	1,905	1.2%

Operating expenses:
Hotels	118,006	116,233	1,773	1.5%
Franchise and management	652	1,135	(483)	-42.6%
Entertainment	8,395	10,452	(2,057)	-19.7%
Real estate	3,784	3,390	394	11.6%
Other	928	801	127	15.9%
Depreciation and amortization	11,727	10,540	1,187	11.3%
Hotel facility and land lease	6,922	7,219	(297)	-4.1%
Gain on asset dispositions, net	(1,040)	(1,148)	108	9.4%
Undistributed corporate expenses	4,063	3,273	790	24.1%

Total expenses	153,437	151,895	1,542	1.0%

Operating income	11,611	11,248	363	3.2%

Other income (expense):
Interest expense	(14,352)	(13,828)	(524)	-3.8%
Minority interest in partnerships, net	(213)	224	(437)	-195.1%
Other income, net	814	590	224	38.0%

Loss from continuing operations before income taxes	(2,140)	(1,766)	(374)	-21.2%

Income tax benefit	(996)	(876)	(120)	-13.7%

Net loss from continuing operations	(1,144)	(890)	(254)	-28.5%

Discontinued operations:
Income from operations of discontinued business units, net of income tax expense of $1,066 and $202	1,937	375	1,562	416.5%
Net gain (loss) on disposal of discontinued business units, net of income tax expense (benefit) of $2,012 and ($3,107)	3,702	(5,770)	9,472	-164.2%

Income (loss) from discontinued operations	5,639	(5,395)	11,034	204.5%

Net income (loss)	4,495	(6,285)	10,780	171.5%

Preferred stock dividend	—	(377)	377	100.0%

Income (loss) applicable to common shareholders	$4,495	$(6,662)	$11,157	167.5%

EBITDA (1)	$33,945	$18,268	$15,677	85.8%
EBITDA as a percentage of revenues (2)	18.0%	9.6%

EBITDA from continuing operations (1)	$23,939	$22,602	$1,337	5.9%
EBITDA from continuing operations as a percentage of revenues (2)	14.5%	13.9%

(1) The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (or loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2) The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $189,067,000 and $190,902,000 for the year ended December 31, 2005 and 2004, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Year ended December 31,
	2005	2004

Earnings per common share:
Basic
Loss applicable to common shareholders before discontinued operations (1)	$(0.09)	$(0.10)
Income (loss) on discontinued operations	0.43	(0.41)

Income (loss) applicable to common shareholders	$0.34	$(0.51)

Diluted
Loss applicable to common shareholders before discontinued operations (1)	$(0.08)	$(0.10)
Income (loss) on discontinued operations	0.42	(0.41)

Income (loss) applicable to common shareholders	$0.34	$(0.51)

Weighted average shares — basic	13,105	13,049
Weighted average shares — diluted (2)	13,293	13,049

Key Comparable Hotel Statistics:	Year ended December 31,
	2005	2004	$ Change	% Change

System-wide (owned, leased, managed and franchised) (3)

Average occupancy(4)	60.1%	58.8%
ADR(5)	$73.93	$71.52	$2.41	3.4%
RevPAR(6)	$44.45	$42.08	$2.37	5.6%

(1)	The net income or loss used to calculate the net earnings or loss per share applicable to common shareholders before discontinued operations includes all dividends on the retired cumulative preferred shares if applicable for the period presented.

(2)	For the year ended December 31, 2005, 44,988 outstanding options to purchase common shares were considered dilutive, of the 1,219,520 options outstanding as of that date. For the year ended December 31, 2004, all of the 1,083,938 options to purchase common shares outstanding as of that date were considered anti-dilutive. In addition, for the year ended December 31, 2005 the 286,161 convertible operating partnership (“OP”) units were considered dilutive and are therefore included in the calculation of diluted weighted average shares for that period. For the year ended December 31, 2004 the OP units were anti-dilutive. (3) Includes all hotels owned, leased, managed and franchised for greater than one year by Red Lion Hotels Corporation. No adjustment has been made for hotels classified as discontinued operations.

(3)	Includes all hotels owned, leased, managed and franchised for greater than one year by Red Lion Hotels Corporation. No adjustment has been made for hotels classified as discontinued operations.

(4)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period.

(5)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(6)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	December 31,	December 31,
	2005	2004

Assets:
Current assets:
Cash and cash equivalents	$28,729	$9,577
Restricted cash	8,821	4,092
Accounts receivable, net	8,755	8,464
Inventories	1,712	1,831
Prepaid expenses and other	1,610	3,286
Assets held for sale:
Assets of discontinued operations	20,217	61,757
Other assets held for sale	715	1,599

Total current assets	70,559	90,606

Property and equipment, net	235,444	223,132
Goodwill	28,042	28,042
Intangible assets, net	12,852	13,641
Other assets, net	8,699	9,191

Total assets	$355,596	$364,612

Liabilities:
Current liabilities:
Accounts payable	$7,057	$4,841
Accrued payroll and related benefits	5,520	4,597
Accrued interest payable	676	700
Advance deposits	198	188
Other accrued expenses	9,752	7,322
Long-term debt, due within one year	3,731	7,455
Liabilities of discontinued operations	3,089	22,879

Total current liabilities	30,023	47,982

Long-term debt, due after one year	126,633	125,756
Deferred income	7,770	8,524
Deferred income taxes	13,420	15,992
Minority interest in partnerships	9,080	2,548
Debentures due Red Lion Hotels Capital Trust	47,423	47,423

Total liabilities	234,349	248,225

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 13,131,282 and 13,064,626 shares issued and outstanding	131	131
Additional paid-in capital, common stock	84,832	84,467
Retained earnings	36,284	31,789

Total stockholders’ equity	121,247	116,387

Total liabilities and stockholders’ equity	$355,596	$364,612

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Year ended December 31,
	2005	2004
Operating activities:
Net income	$4,495	$(6,285)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,849	12,826
Gain on disposition of property, equipment and other assets, net	(935)	(1,149)
Gain on disposition of discontinued operations, net	(5,714)	8,877
Deferred income tax provision	(2,572)	(769)
Minority interest in partnerships	213	(314)
Equity in investments	79	(78)
Compensation expense related to stock issuance	142	19
Provision for doubtful accounts	466	572
Change in current assets and liabilities:
Restricted cash	(2,063)	694
Accounts receivable	(688)	(574)
Inventories	223	4
Prepaid expenses and other	1,823	(1,418)
Accounts payable	2,119	(1,928)
Accrued payroll and related benefits	937	153
Accrued interest payable	(38)	37
Other accrued expenses and advance deposits	2,223	222

Net cash provided by operating activities	12,559	10,889

Investing activities:
Purchases of property and equipment	(22,868)	(21,898)
Proceeds from disposition of property and equipment	4,904	1,498
Proceeds from disposition of discontinued operations	27,892	—
Proceeds from disposition of investment	—	94
Investment in Red Lion Hotels Capital Trust	—	(1,423)
Advances to Red Lion Hotels Capital Trust	(20)	(2,116)
Distributions from equity investee	93	449
Proceeds from collections under note receivable	502	1,728
Other, net	78	(208)

Net cash provided by (used in) investing activities	10,581	(21,876)

Financing activities:
Proceeds from note payable to bank	50	11,000
Repayment of note payable to bank	(50)	(11,000)
Proceeds from debenture issuance	—	47,423
Repurchase and retirement of preferred stock	—	(29,412)
Proceeds from long-term debt	7,874	83
Repayment of long-term debt	(11,955)	(4,507)
Proceeds from issuance of common stock under employee stock purchase plan	152	114
Preferred stock dividend payments	—	(1,011)
Proceeds from stock option exercises	71	139
Distributions to OP unit holders	(24)	(3)
Additions to deferred financing costs	(374)	(49)

Net cash provided by (used in) financing activities	(4,256)	12,777

Net cash in discontinued operations	268	(97)

Change in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	19,152	1,693
Cash and cash equivalents at beginning of period	9,577	7,884

Cash and cash equivalents at end of period	$28,729	$9,577

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of December 31, 2005

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Owned or Leased Hotels: (1)
Red Lion Hotels	32	5,917	300,828
WestCoast Hotels	3	692	40,500

	35	6,609	341,328

Managed Hotels:
WestCoast Hotels	1	72	1,800
Other Brands	1	254	36,000

	2	326	37,800

Franchised Hotels:
Red Lion Hotels	26	4,138	156,801
WestCoast Hotels	1	257	15,000

	27	4,395	171,801

Total	64	11,330	550,929

Comparable Hotel Statistics (2)

	Three months ended December 31, 2005			Three months ended December 31, 2004
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned or Leased Hotels:
Continuing Operations	53.1%	$71.62	$38.06	53.1%	$68.18	$36.23
Discontinued Operations	36.6%	59.41	21.71	34.7%	58.14	20.17

Combined Owned or Leased Hotels	51.1%	70.53	36.03	50.8%	67.33	34.23

System-wide (6)	52.3%	$71.96	$37.64	52.3%	$68.69	$35.95

Red Lion Hotels (7)	52.5%	$70.48	$37.02	52.8%	$67.34	$35.59

	Year ended December 31, 2005			Year ended December 31, 2004
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned or Leased Hotels:
Continuing Operations	61.8%	$73.76	$45.61	60.4%	$71.31	$43.06
Discontinued Operations	44.6%	63.87	28.48	43.0%	61.46	26.45

Combined Owned or Leased Hotels	59.7%	72.84	43.48	58.2%	70.40	40.99

System-wide (6)	60.1%	$73.93	$44.45	58.8%	$71.52	$42.08

Red Lion Hotels (7)	60.5%	$72.41	$43.80	59.3%	$70.19	$41.60

(1)	Statistics include four hotels identified as discontinued business units, aggregating 821 rooms and 42,000 square feet of meeting space.

(2)	Includes all hotels owned, leased, managed and franchised for greater than one year by Red Lion Hotels Corporation.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(6)	Includes all hotels owned, leased, managed and franchised for greater than one year by Red Lion Hotels Corporation. No adjustment has been made for hotels classified as discontinued operations.

(7)	Includes all hotels owned, leased, managed and franchised for greater than one year operated under the Red Lion brand name. No adjustment has been made for hotels classified as discontinued operations.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income for the periods presented:

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
EBITDA from continuing operations	$3,837	$3,031	$23,939	$22,602
Income tax expense — continuing operations	1,029	1,287	996	876
Interest expense — continuing operations	(3,546)	(3,664)	(14,352)	(13,828)
Depreciation and amortization — continuing operations	(3,057)	(2,807)	(11,727)	(10,540)

Net income from continuing operations	(1,737)	(2,153)	(1,144)	(890)
Income from discontinued operations	864	(6,087)	5,639	(5,395)
Net income	$(873)	$(8,240)	$4,495	$(6,285)

EBITDA	$5,306	$(5,496)	$33,945	$18,268
Income tax expense	578	4,564	(2,082)	3,781
Interest expense	(3,682)	(4,055)	(15,519)	(15,507)
Depreciation and amortization	(3,075)	(3,253)	(11,849)	(12,827)

Net income	$(873)	$(8,240)	$4,495	$(6,285)

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income (or loss), before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA from continuing operations is calculated in the same manner, but excludes the operating results of business units identified as discontinued under GAAP.
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.